AMENDMENT TO NEW HOLLAND EQUIPMENT SALES AND SERVICE AGREEMENT

THIS IS AN AMENDMENT to the New Holland Equipment Sales and Service Agreement between CNH Industrial America LLC, a Delaware limited liability company ("New Holland") and Titan Machinery Inc. at    , a Delaware corporation ("Dealer") in effect as of the date this amendment is signed below ("Agreement").

RECITALS

WHEREAS, New Holland is engaged in the business of manufacturing construction and agricultural equipment and attachments; and

WHEREAS, Dealer is a publicly-traded entity and a dealer of New Holland equipment; and
WHEREAS, Dealer currently operates numerous New Holland dealership locations in five (5) states; and WHEREAS, the size and geographic diversity of Dealer's New Holland branded dealership operations, along with its publicly-traded status, make it unlike most of New Holland’s other North American dealers; and

WHEREAS, the uniqueness of Dealer’s public company status and the extent and geographic diversity of its New Holland locations warrant modifications to the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged by the parties, Dealer and New Holland hereby agree as follows:

1.The above Recitals are accurate and hereby incorporated by reference.

2.	Section 4.2 of the Agreement is deleted.

3.	Section 4.3 of the Agreement is replaced in its entirety with the following:

4.3
Changes in Dealer Form and Control. Dealer shall provide New Holland with sixty (60) days’ prior written notice of Dealer’s intention to change its: (a) legal form or entity; or (b) control or management (a “Change of Control” as defined below); provided that, in the event that Dealer is not aware of such event, notice shall be furnished as soon as reasonably practical after Dealer acquires knowledge. Prior to consummating any such change described in this paragraph, or following such change if Dealer had no advance knowledge, Dealer must obtain New Holland’s written consent.

A “Change of Control” shall mean one or more of the following events:

(i)    a merger, consolidation or reorganization approved by Dealer’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned Dealer’s outstanding voting securities immediately prior to such transaction;

(ii)	any sale of all or substantially all of Dealer’s assets;

(iii)    any transaction or series of related transactions (other than from the sale of shares issued or sold in any registered offering of Dealer’s securities) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Dealer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Dealer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) (A) twenty (20%) percent or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, if such group is a competitor of Company; or (B) thirty (30%) percent or more of the total combined voting power of Dealer’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions;

(iv)    a change in the composition of the Board of Dealer over a period of eighteen (18) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) were Board members at the beginning of such period or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination;

(v)    any attempt by Dealer’s Chief Executive Officer and/or such person’s direct reports (the “Executive Management Team”) to sell or otherwise dispose of, in a single transaction or series of transactions over a period of time not to exceed twelve (12) months, an amount of Dealer’s publicly-traded securities beneficially owned by the Executive Management Team member equal to ten (10%) percent or more of Dealer’s then outstanding publicly- traded securities; or

(vi)    a change in the identity of Dealer’s management, defined as Dealer’s Chief Executive Officer, as set forth on Schedule A.

Dealer shall inform New Holland in writing simultaneous with Dealer filing an initial registration statement with the Securities and Exchange Commission related to any future offering of Dealer’s securities or in the event of any change in a Section 16 officer.

Dealer’s Executive Management Team shall meet as requested with New Holland’s brand leaders to develop plans for Dealer’s proposed expansion, if any, to coincide with New Holland’s market representation plans. Prior to Dealer engaging in substantive discussions (directly or indirectly) for a possible purchase of a CNH-branded dealership with such CNH dealer that would result in an expansion of Dealer’s total Primary Market of Responsibility for New Holland Products, Dealer shall provide New Holland written notice of its intent to engage in such discussions and with whom. New Holland shall have the right to reject such a request or to withhold approval of Dealer’s acquisitions of CNH-branded dealerships, in its sole discretion. New Holland shall maintain the confidentiality of all information disclosed respecting a proposed acquisition.

Should New Holland approve Dealer’s acquisition of a CNH-branded dealership in the future, Dealer agrees that it will abide by New Holland’s requirements for the approval of Dealer’s purchase of such dealership, including without limitation New Holland’s requirements regarding inventory levels, facilities, service coverage, market share objectives, and the representation of competitive products at said dealership.

4.	Section 4.4 of the Agreement is replaced in its entirety with the following:

4.4
Death or Incapacity of Dealer Principals. In the event of the death or incapacity of any person listed in Schedule A (“Dealer Principal(s)”), Dealer shall provide New Holland within ninety (90) days of such occurrence, an ownership or management succession plan for the replacement of such deceased or incapacitated Dealer Principal(s), if Dealer proposes to continue operation under this Agreement. New Holland may approve or deny Dealer’s proposed succession plan in its reasonable discretion.

5.	Section 4.6 of the Agreement is replaced in its entirety with the following:

4.6 Ancillary Documents. Dealer will execute such agreements or other documents as New Holland in its reasonable discretion may deem necessary to preserve New Holland's rights under this Agreement in response to (a) any change or proposed change in Dealer's legal form or entity, (b) any Change of Control of Dealer as defined above, or (c) death or incapacity of any Dealer Principal.

6.	Section 9.1(a) of the Agreement is replaced in its entirety with the following:

9.1(a) Equipment Market Share. Dealer shall aggressively promote and sell new Equipment to attain within Dealer’s PMR for all Equipment designated on Schedule B, a Dealer Market Share that is equal to at least 90% of either, in New Holland’s sole discretion, the New Holland State Market Share or the New Holland Regional Market Share. In evaluating Dealer’s market share performance, New Holland, in its sole discretion, may (i) group Product Lines and/or (ii) evaluate Dealer’s performance on a per Dealer Location basis. Should Dealer establish a new New Holland dealership or acquire a New Holland dealership, the requirement to attain either New Holland State Market Share or New Holland Regional Market Share shall not apply until after the end of the first thirty-six (36) months of Dealer’s operations.

7.	Section 9.2 of the Agreement is replaced in its entirety with the following:

9.2 Dealer Resource Commitment. The Parties mutually recognize that one of the purposes of this Agreement is to assure that Dealer focuses its resources and efforts on the sale of new Products and the performance of its obligations under this Agreement. Therefore, Dealer agrees that if Dealer undertakes or engages in another business activity at a Dealer Location(s) separate from its representation of new Products pursuant to this Agreement, which activity involves a considerable commitment of Dealer’s effort and resources, Dealer agrees to make such separation of the personnel, facilities and other non-capital resources devoted to that business as is satisfactory to New Holland, provided that New Holland specifies in writing the separation of personnel, facilities and non-capital resources that are required. New Holland shall provide Dealer with two (2) years’ prior written notice for Dealer to complete any required separation of facilities. Dealer shall provide New Holland with thirty (30) days’ prior written notice of Dealer’s intention, or the intention of any of its wholly or partially-owned affiliates or related entities (including Dealer’s Chief Executive Officer, or any entities in which such person has at least a twenty-five (25%) percent ownership interest) to engage in or seek to acquire or invest in any other new business operations that are not directly related to Dealer’s New Holland equipment dealership operations under this Agreement; provided, that the above notice requirement shall not apply to passive investments of Dealer’s Chief Executive Officer which do not involve day-to-day management functions of such person.

8.	Section 13.1 of the Agreement is replaced in its entirety with the following:

13.1 Business Plan Requirements. Annually, senior management of Dealer shall meet with New Holland representatives to review the following topics: (i) current year review of industry size, inventories, and market share performance by Dealer Location and by complex and by the respective parties; (ii) future forecasts of market demand by product category; (iii) pre-sale programs and other New Holland sponsored retail programs; (iv) estimate, by product line, of the next year’s industry potential, market share targets by Dealer Location or complex, and market share objectives by Dealer Location, including action planning and resource allocation needed to achieve those objectives; (v) sound inventory turns; and (vi) Dealer’s market coverage and expansion plans, including updates and resources required on a rolling five (5)-year basis. Within thirty (30) days thereafter, Dealer will submit and secure New Holland’s approval of a comprehensive Business Plan (which includes goals and objectives for all Dealer Locations) containing: (a) Equipment inventory stocking and sales objectives to maximize Dealer’s Equipment sales in its PMR, but at a minimum to obtain Dealer Market Share requirements stated in Section 9.1(a), including action plans for obtaining such objectives; (b) Parts inventory stocking plan and sales objectives to maximize Dealer’s Parts sales; (c) training plans for Dealer sales and service personnel, including New Holland provided training; (d) advertising, promotional and marketing plans and budgets; (e) action plans for Dealer’s possible expansion or upgrading of its current facilities, or for the proposed addition of new facilities; (f) any additional information required by New Holland as set forth in the DPM; (g) status of Dealer’s Adjusted Debt to Tangible Net Worth Ratio (as well as any other metric criteria which New Holland may prescribe for dealers generally) for the plan year; and (h) such other elements or metrics as are set forth in New Holland’s then-effective dealer standards program, or which New Holland may elect to require in dealer business plans generally. Dealer will substantially accomplish each material action plan contained in each year’s Business Plan approved by New Holland.

On a semi-annual basis at New Holland’s request, Dealer’s Executive Management Team shall meet with New Holland representatives to review the following topics: (i) Dealer’s progress against the market share objective plan, including updates to annual market share objectives based on industry actual units sales year-to-date; and (ii) inventory status and update to support retail sales plan and presell activity.

On a monthly basis at New Holland’s request, Dealer’s branch managers and sales managers shall meet with New Holland representatives to review the following topics: (i) by Dealer Location and by complex, sales against monthly market share objectives, and inventory and wholesale planning to support retail objectives; and (ii) market share gap analysis and corrective action planning.

If any of the above reviews reveal deficiencies in Dealer’s operations, as determined in New Holland’s sole discretion, New Holland may request that Dealer rectify the stated deficiencies.

9.Section 16.2 of the Agreement is hereby amended to delete the reference to “the Dealer Principals” from such section.

10.	Section 16.6 of the Agreement is replaced in its entirety with the following:

16.6 Chargeback for Improper or Unsubstantiated Claims. Dealer’s submission of unsubstantiated Dealer Claims or Dealer Claims not in compliance with the requirements of the DPM will result in a chargeback to Dealer for such claims, including interest at the then current prime rate. If Dealer refuses to permit an audit or fails to maintain a substantial amount of the required records, the chargeback will include, at the particular Dealer Location(s) involved, all amounts paid on Dealer Claims for the prior two (2) years, including any dealer settlement allowances, plus interest at the then current prime rate. If Dealer intentionally submits false or fraudulent Dealer Claims, the chargeback will include, at the particular Dealer Location(s) involved, an amount equal to three (3) times the amount of the false or fraudulent claims submitted at the particular Dealer Location(s), plus interest at the then current prime rate. This remedy is in addition to those available to New Holland for breach of this Agreement, including but not limited to termination of this Agreement.

11.	Section 20.4 of the Agreement is replaced in its entirety with the following:

20.4 Equipment Relocation. New Holland may request Dealer to transfer new Equipment to another authorized dealer to accommodate such dealer’s sale to another Customer. Any New Holland request to transfer a unit must be made via email to the person(s) Dealer has designated to New Holland for this purpose. If Dealer refuses, New Holland, in its sole discretion, may decline to pay, on Dealer’s behalf, the wholesale finance interest charges associated with that specific Equipment, and may decline to make available to Dealer any retail sales programs for such Equipment. New Holland’s decision to remove retail sales programs for any such unit, and the details related thereto, must be documented by New Holland’s Regional Sales Director (“RSD”) via email to Dealer’s Vice President North America Ag Store Operations, who must acknowledge receipt of the email to New Holland within twenty-four (24) hours. If Dealer’s Vice President does not respond within that time period, the RSD will first attempt to contact such person via telephone call, and if the Vice President is not available by telephone, the RSD will then attempt to contact either Dealer’s CFO or CEO by telephone.

12.	Section 21.1 of the Agreement is replaced in its entirety with the following:

21.1 Domestic Sales. Dealer shall concentrate its sales, lease and rental of whole good Products to the Domestic United States. Further, Dealer agrees to give New Holland notice of any of Dealer's occasional sales, lease or rental of whole good Products outside of the United States prior to shipment, and acknowledges that New Holland, in its sole discretion, may prohibit Dealer's sales, lease or rental of new whole good Products to a particular area outside of the United States upon written notice to Dealer.

13.	Section 21.5 of the Agreement is replaced in its entirety with the following:

21.5 Announcements. Prior to the filing of any statement with the Securities and Exchange Commission that includes disclosure of any information regarding New Holland that New Holland has advised Dealer in writing is material nonpublic information regarding New Holland, Dealer agrees to provide advance notice thereof to New Holland and to not disclose the same if so requested by New Holland, provided, however, that the foregoing shall not limit Dealer's rights and obligations to comply with applicable law.

14.The last sentence of Section 21.8(b) of the Agreement is replaced in its entirety with the following: “Dealer warrants that it has no foreign public officials as officers or employees at the date of this Agreement, and shall immediately notify New Holland in writing if a foreign public official becomes an officer or employee of Dealer.”

15.	Section 27.3(b) of the Agreement is replaced in its entirety with the following:

(b) If Dealer breaches Section 7.2, New Holland may, in its sole discretion, terminate the Agreement upon ninety (90) days’ advance written notice to Dealer. However, during this ninety (90)-day period, Dealer may cure its breach of Section 7.2 by providing New Holland, within sixty (60) days of New Holland’s notice to Dealer, a written plan to return to compliance with Section 7.2 within twelve (12) months from the date of New Holland’s notice. Without New Holland’s prior consent, Dealer’s material reduction of assets shall not be a means to achieve covenant compliance. Thereafter, if Dealer fails to perform such submitted plan, New Holland may terminate the Agreement with thirty (30) days’ written notice.

16.	Subparagraphs (a), (c), (g), (h), (k) and (o) of Section 27.4 of the Agreement are amended as follows:

a.    Subparagraph (a) of Section 27.4 is replaced in its entirety with the following:

(a)
Dealer Financial Defaults: (i) Dealer’s default in the payment when due of any obligations to New Holland or any of its Affiliates, including but not limited to CNH Industrial Capital America LLC (“CNH Capital”) after the expiration of any notice and cure periods in any applicable agreements with New Holland’s Affiliates or CNH Capital; (ii) Dealer’s default under any chattel mortgage or other security agreement between Dealer and New Holland, any of its Affiliates or any other lender or financing entity with whom Dealer has a material credit arrangement (i.e., a credit arrangement for which the relevant agreements must be publicly disclosed pursuant to federal securities laws), if such default results in an acceleration of the indebtedness owed under the credit facility; or (iii) the refusal or failure of Dealer, following written demand, to account to New Holland or any of its Affiliates for the proceeds of the sale of Products for which Dealer is indebted to New Holland or such Affiliates;

b.    Subparagraph (c), clause (vi) of Section 27.4 is amended to add the language “that is not satisfied within ten (10) days” following the word Dealer;

c.	Subparagraph (d) of Section 27.4 is replaced in its entirety with the following:

(d) Change in Dealer Entity, Control or Management: without the prior written consent of New Holland: (i) any change in Dealer’s legal form or entity; (ii) any Change of Control (as defined in Section 4.3); (iii) any assignment or attempted assignment by Dealer of this Agreement; or (iv) a substantial ownership interest in Dealer is acquired by a competitor of New Holland.

d.	Subparagraph (g) of Section 27.4 is replaced in its entirety with the following:

(g)    Failure to Operate: failure to operate any Dealer Location in the normal course of business for seven (7) consecutive calendar days other than due to a force majeure event, provided that within three (3) months from the seventh day of closure due to the force majeure event, Dealer shall submit a plan to New Holland detailing how Dealer shall return to operation at the affected Dealer Location, which plan must be acceptable to New Holland in its reasonable discretion;

e.	Subparagraph (h) is amended to delete “or any Dealer Principal” from such section.

f.	Subparagraph (k) of Section 27.4 is replaced in its entirety with the following:

(k) Detrimental Conduct: any conduct by Dealer which in the sole discretion of New Holland: (i) is injurious or detrimental to Dealer’s Customers, the public welfare, other authorized dealers of Products, or the good name, goodwill or reputation of New Holland, Products and the Licensed Trademarks; (ii) is unbecoming of a reputable business person; or (iii) is abusive or threatening to any New Holland employee;

g.	Subparagraph (o) of Section 27.4 is replaced in its entirety with the following:

(o) Repetitive Breach: breach of the Agreement by Dealer (excluding breaches of Sections 7.2 or 9.1(a)) for which it has received notice by New Holland of that same type of breach on at least two (2) prior separate and distinct occasions within the preceding thirty-six (36) months;

17.Other than as expressly provided for herein, nothing contained in this Amendment shall be construed as a waiver or modification of any terms, conditions, or rights contained in any existing dealer agreement between New Holland and Dealer except to the extent such terms, conditions, or rights are in conflict with this Amendment, in which event this Amendment shall supersede the existing agreements, but only to the extent of the conflict.

18.Each party to this Amendment represents and warrants that it has taken all action required to authorize it to enter into this Amendment, and each party further represents that it has neither relied upon nor been induced by any representation, statement, or disclosure of the other party, but has relied upon its own knowledge and judgment in entering into the Amendment.

19.This Amendment cannot be modified, nor any party's rights hereunder waived, except in writing, and no waiver of any provision hereof shall preclude enforcement of any other provision hereof, or subsequent enforcement of the provision waived. This Amendment cannot be assigned without the prior written consent of the parties, which consent may be withheld with or without cause.

IN WITNESS WHEREOF, CNH Industrial America LLC and Titan Machinery Inc. have caused this Amendment to be executed by their respective, duly authorized officer or representatives, as of the    day of
    , 2017.

TITAN MACHINERY INC.

David J. Meyer, Chief Executive Officer Dated

CNH INDUSTRIAL AMERICA LLC

By:	Officer of CNH

Dated